LETTER OF INTENT FOR JOINTLY DEVELOPING
                                BROADBAND NETWORK


To:  Mr. Daming Yang, President of Big Sky Network Canada Ltd.

Dear Mr. Yang:

Shanghai Min Hang Cable Television Center is planning to develop business of broadband services through cable network. We are so pleased to know Big Sky Network Canada Ltd. has strong advantage and expertise on the network technology and development and for that Min Hang Cable Television Center is seeking for the possibility of the joint development of broadband service mentioned above with Big Sky Network Canada Ltd. According to the current regulation, the business of HFC broadband service should be approved by the government. Our cooperation must follow the regulation mentioned.

Please be noticed.

/s/ Cao Min Jun
Cao Min Jun
Vice General Manager
Min Hang Cable Television Center

Dated by June 01, 2001